Exhibit 11.1

         FREEPORT-McMoRan INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF NET INCOME PER COMMON AND

                       COMMON EQUIVALENT SHARE

                                           Years Ended December 31,
                                     -------------------------------------
                                        1996          1995          1994
                                     ----------    ----------    ----------
                                          (In Thousands,Except Per
                                               Share Amounts)
Primary:
  Net income applicable to
   common stock                      $   40,708    $  390,541    $   41,443
                                     ==========    ==========    ==========

  Average common shares outstanding      25,993        25,839        23,106
  Common stock equivalents:
  Stock options                             282           242            98
                                     ----------    ----------    ----------
  Average common and common
   equivalent shares outstanding         26,275        26,081        23,204
                                     ==========    ==========    ==========

  Net income per common and common
   equivalent share                  $     1.55    $    14.97    $     1.79
                                     ==========    ==========    ==========

Fully Diluted:
  Net income applicable to common
   stock                             $   40,708    $  390,541    $   41,443
  Plus preferred dividends                    -         8,756             -
  Plus interest, net of tax effect,
   on convertible subordinated
   debentures                                 -        15,921             -
                                     ----------    ----------    ----------
  Net income applicable to common
   stock                             $   40,708    $  415,218    $   41,443
                                     ==========    ==========    ==========

  Average common shares outstanding      25,993        25,839        23,106





  Common stock equivalents:
    Stock options                           282           271            98
    Convertible securities:
    Convertible subordinated
     debentures                               -         2,347             -
    Preferred stock                           -           783             -

                                       ----------      ----------   --------
  Average common and common
   equivalent shares outstanding         26,275        29,240        23,204
                                     ==========    ==========    ==========

Net income per common and common
 equivalent share                    $     1.55    $    14.20    $     1.79
                                     ==========    ==========    ==========